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                          TECHNOLOGY TRANSFER AGREEMENT


This Technology Transfer Agreement ("Agreement") is made and entered into as of the last date as provided below by and between Voice Powered Technology International, Inc., a California corporation, with its primary business located at 18425 Burbank Boulevard, Suite #508, Tarzana, California 91356 ("VPTI") and Franklin Electronic Publishers, Inc., a Pennsylvania corporation, with its primary offices located at One Franklin Plaza, Burlington, New Jersey 08016-4907 ("FEP").

                                   BACKGROUND

1. As of the date of this Agreement, VPTI has acquired or designed low power voice recognition technology, known as Voice Logic(TM) technology, for the development and production of products ("Technology") including electronic organizers that use voice recognition to eliminate the need for a typewriter or numeric keypad ("Voice Organizers") such as the line that includes its IQ Voice Model 5150 Voice Pocket Organizer ("5150"), IQ Voice Model 5160 Voice Pocket Organizer ("5160"), and IQ Voice Model 6215 Voice Organizer ("6215") ("VPTI Voice Organizers").

2. By Purchase and Loan Agreement between the parties hereto of even date herewith ("the Purchase Agreement"), VPTI transfers and sells to FEP all inventory, rights to work in process, manufacturing assets, marketing assets, and software and hardware design assets for the 5150 and 5160.

3. Certain rights in Technology used in VPTI Voice Organizers including, without limitation, computer programs, including those registered under U.
     S. Copyright TXu 488 458 were obtained by VPTI by way of an Assignment Agreement between Myron Hitchcock ("Hitchcock"), an individual, and VPTI dated February 20, 1996 ("the Hitchcock Assignment"). Such rights are referred to herein as "the Hitchcock Rights."

4. Rights in Technology, other than the Hitchcock Rights, that (a) are evidenced by the claims of U. S. Patent 5,602,963, assigned to VPTI ("the Patent") and (b) are those used in or related to the development of the 5150 or 5160, such as, without limitation, trade secrets or know how in voice compression and storage technology used in the 5150 or 5160, copyright rights in the user interface software used in the 5150 or 5160, other trade secrets or know how related to development and production of the 5150 or 5160, or pending patent applications, relating to the 5150 or 5160 or the Technology used therein, are referred to herein as "the Rights".

5. In accordance with the Terms of Agreement set forth below, VPTI wishes to transfer or license to FEP certain rights in Technology, including, without limitation, all right, title, and interest in the Hitchcock Assignment, and the Rights in order that FEP develop and produce (a) the 5150 and 5160, (b) other Voice Organizers and (c) electronic products other than Voice Organizers (collectively "Franklin Products"), all for worldwide distribution.

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6.   In accordance  with the Terms of Agreement  set forth below,  FEP wishes to grant back to VPTI the Hitchcock Rights in order (a) that VPTI develop and produce Voice Organizers, and (b) that VPTI sublicense, develop, or produce
     electronic  products  other  than  Voice  Organizers,   all  for  worldwide
     distribution.

7. The parties wish to cooperate to port certain Technology to a microprocessor based platform in order that efficiencies in manufacturing Voice Organizers and other products can be achieved for the benefit of both parties.

                               TERMS OF AGREEMENT

1.   Assignment  of  Hitchcock  Technology.  VPTI hereby  assigns the  Hitchcock
     Assignment to FEP and FEP hereby accepts assignment of the Hitchcock Assignment as modified by the Letter Agreement of even date herewith between FEP and Hitchcock attached hereto and made a part hereof as Exhibit
     A. VPTI agrees to execute such documents, instruments, applications, agreements, assignments, and the like as requested by Franklin may be necessary or desirable, in the opinion of FEP's counsel, to vest, evidence, and/or perfect FEP's ownership of and title to all of the Hitchcock Rights.

2. VPTI's License to Franklin. VPTI grants to FEP on a non-exclusive basis the Rights in order to make, have made, use, sell or otherwise distribute, sublicense, perform, display, copy, and otherwise reproduce, or prepare derivative works of Franklin Products.

3. Franklin's Grantback of Hitchcock Technology to VPTI. FEP grants to VPTI on a non-exclusive basis a worldwide license in and to the Hitchcock Rights in order to copy and otherwise reproduce, perform, display, sell and otherwise distribute and prepare derivative works of (a) electronic products that are not Voice Organizers, which license shall include the right to sublicense, and (b) Voice Organizers that provide to the end user at least four (4) minutes of recording time, such as the 6215. FEP further grants to VPTI a worldwide license in and to the Hitchcock Rights in order to sell or otherwise distribute its current inventory of finished goods of VPTI Voice Organizers, that is model numbers 5200, 5050, 5060, 5300 and 5500 in the quantities identified in Schedule 3.
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4.   Payments:

     4.1 Advance payment by FEP to VPTI. In connection with the license under paragraph 2 herein, FEP shall pay to VPTI $700,000 on execution of this Agreement as a non-refundable advance against royalties due under paragraph 4.2 herein ("Advance").

     4.2  Royalty  payments by FEP to VPTI.

          (a) FEP agrees to pay to VPTI $0.10 per unit for each Franklin Product containing Technology licensed under paragraph 2 herein.

          (b) Royalties due hereunder, in excess of the Advance, shall become due and payable on the fifteenth day following the end of the month for Franklin Products containing such Technology sold by FEP during the preceding fiscal quarter. On or before the fifteenth day of February, May, August, and November for such royalty payments FEP shall provide VPTI with a written report specifying the number of units by model number of each Franklin Product containing such Technology sold by FEP during such quarter.

     4.3  Royalty  payments by VPTI to FEP.

          (a) VPTI agrees to pay to FEP $0.50 per unit for each product sold by VPTI covered by the Hitchcock Rights.

          (b) VPTI agrees to pay to FEP 15% of any payment actually received by VPTI pursuant to any sublicense of the Hitchcock Rights granted by VPTI to any third party.

          (c) VPTI agrees to pay to FEP within five (5) business days of receipt of written notice from FEP any "supplemental payment" required to be made to Hitchcock under paragraph 4(c) of the Hitchcock Assignment. VPTI agrees that Franklin shall be entitled to hold back $15,000 otherwise payable under the Purchase Agreement in connection with any such "supplement payment" for the quarter ending June 30, 1997.

          (d) Royalties hereunder shall become due and payable on the fifteenth day following the end of the month for products covered by the Hitchcock

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               Rights sold by VPTI during the  preceding  fiscal  quarter or for payments to VPTI by any third party under any sublicense of the Hitchcock Rights during the preceding fiscal quarter. On or before the fifteenth day of February, May, August, and November for such royalty payments VPTI shall provide FEP with a written report specifying the number of units by model number of each such product sold by VPTI during such quarter and the sublicense payments by sublicensee.

     4.4 Records: Each party shall keep accurate and complete books and records of all sales or licenses to third parties in connection with this Agreement and shall open such books and records for the inspection of the other during regular business hours on reasonable request by the other on one occasion during each year. The cost of such an inspection will be borne by the requesting party unless additional royalties due are discovered, in which case the cost of the inspection shall be borne by the party undergoing the inspection.

5.   Representations and Warranties.

     5.1 Corporate Status. Each party represents and warrants that it is properly organized, is validly registered to do business and is in good standing in all jurisdictions in which it conducts business, and has the requisite power and authority to enter into this Agreement.

     5.2 Hitchcock Assignment. VPTI hereby represents and warrants to FEP that the Hitchcock Assignment is in full force and effect, and all duties and obligations of VPTI have been satisfactorily and timely performed, and there are no present grounds for default, reversion or other penalty or further obligation thereunder other than continuing obligations under a normal course of operations. VPTI represents that all current VPTI Voice Organizers are covered by the Hitchcock Rights.
          5.3 Third Party Consents. VPTI hereby represents and warrants to FEP that except as set forth in Schedule

     5.3 attached hereto and made a part hereof, VPTI has obtained and provided to FEP certification(s), authorization(s), approval(s) or release(s) of any and all third parties necessary to consent to or approve this Agreement, or release any claim, right, or security interest in property assigned or licensed hereunder, including any patents, copyrights, trade secrets, or any other intellectual property of VPTI.

     5.4 Sufficiency of Technology Transfer. VPTI hereby represents and warrants to FEP that VPTI has not retained any rights in the Technology which are necessary or sufficient to produce and sell or that would block or otherwise hinder FEP's production and sale of the 5150 and 5160, as well as any other Voice Organizers.

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     5.5  No Claims.  VPTI hereby represents and warrants to FEP that, except as set forth in Schedule 5.5 attached hereto and made a part hereof, to the best of VPTI's knowledge, there are no claims, actions, judgments, or proceedings filed or threatened, including claims of infringement
          sounding  in  patent,   copyright,   trademark  or  trade  secret,  in
          connection with the Technology.

     5.6 No Other Licenses or Assignments. VPTI hereby represents and warrants to FEP that, except as set forth in Schedule 5.6 attached hereto and made a part hereof, VPTI has not licensed, sublicensed, or otherwise transferred to any third party or assigned, attempted to assign, or promised to assign to any third party any Technology, or encumbered, secured, or offered the Technology as collateral for commitments or obligations which remain to be completed, except as same have been affirmatively released and formally evidenced as so in Exhibit B herein.

     5.7 Binding Agreement. Each party hereby represents and warrants to the other that this Agreement constitutes the legal, valid, and binding obligation of the party and is enforceable in all respects as against the party. Each party hereby further represents and warrants that execution and delivery of this Agreement by certain officers of the party has been approved by resolution of the Board of Directors of the party on May 17, 1997 (for VPTI) and on May 7, 1997 (for FEP). A copy of such resolutions, certified to be true and correct by the Secretary of the respective party, is attached hereto as Exhibit B.

     5.8 Technology. VPTI represents that to the best of its knowledge, the Technology is merchantable, fit for the purpose intended, and without defect.

     5.9 Patent. VPTI represents that to the best of its knowledge, the Patent is valid and has been properly assigned to VPTI, free of all rights of third parties.

6. Releases of Security Interests. VPTI agrees to remove any and all third party security interests in the Technology. Attached hereto and made a part hereof as combined Exhibit C are letters from KBK Financial Inc. and Flextronics (Malaysia) SDN BHD evidencing the release by each such party of any rights or security interests that each such party has or may have in the Technology.

7. Covenants. FEP agrees for a period of eighteen (18) months from the date of this Agreement not to compete with VPTI in the sale of Voice Organizers intended to be sold to end users at a retail price greater than $69.99 in the United States. VPTI agrees for a period of eighteen (18) months from the date of this Agreement not to compete with FEP in the sale of Voice Organizers intended to be sold to end users at a retail price of less than $69.99 in the United States.

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8.   Porting Cooperation.  Without additional payment,  VPTI agrees to cooperate with FEP to port 5150/5160 software to FEP's designated microprocessor which cooperation shall be in the nature of support, advice, and providing answers to questions, mainly via telephone, to FEP. On completion of such porting, FEP agrees to sell such microprocessors to VPTI at $2.50/chip on payment terms acceptable to FEP (i) solely for use in Voice Organizers as specified in paragraph 3 that are produced for VPTI's resale pursuant to the terms of this Agreement or (ii) solely for use in other electronic products produced for VPTI's resale provided that such electronic products are not electronic books or keypad-based or stylus-based electronic organizers.

9. No Trademarks. Nothing contained herein shall be construed to grant any license or permission from one party to the other with regard to rights in trademarks, tradenames, business names, service names, or the like, provided, however, that each party covenants not to sue or make any claim against the other party or in connection with any Franklin Products or products of VPTI with respect to the phrase "voice organizer," whether or not such claim sounds in trademark. Notwithstanding anything herein to the contrary, FEP shall be entitled to use or sell any and all inventory or manufacturing assets sold under the Purchase Agreement and FEP shall be entitled to continue to use VPTI's trademarks, trade dress, or the like, in connection with the sale of the 5150 or 5160 for eighteen months from the date of this Agreement.

10.  Indemnification.

     10.1 Each party hereby indemnifies the other, and agrees to defend the other and to hold the other harmless, from and against any and all suits, actions, proceedings, liabilities, claims, losses, liabilities, expenses, damages, and the like (including reasonable attorneys' fees, costs, and expenses in connection therewith) arising in any way out of such party's representations and warranties contained herein.

     10.2 VPTI hereby further indemnifies FEP, and agrees to defend FEP and to hold FEP harmless, from and against any and all suits, actions, proceedings, liabilities, claims, losses, expenses, damages, and the like (including reasonable attorneys' fees, costs, and expenses in connection therewith arising from those claims identified in Schedule
          5.5 subject to the following terms and conditions:

          (a) The obligations will arise only if FEP give VPTI prompt notice of any claim or assertion and grants VPTI, in writing if requested by VPTI, exclusive control over its defense and settlement.

          (b) The obligations shall not cover a claim or assertion which is not based on the Technology as delivered to FEP by VPTI.

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          (c)  If a claim is asserted, or if VPTI believes one likely, VPTI will have the right, but not the obligation, to procure a license from the person claiming or likely to make such a claim.

11. Reasonable Support and Maintenance. Without additional payment, VPTI shall provide, at FEP's request, support and advice via telephone to FEP for one year following the delivery to FEP of all deliverables under the Purchase Agreement in connection with FEP's development and production of Franklin Products containing or using all or any part of the Technology. VPTI shall maintain the Technology used in the 5150 and the 5160 and use its best effort to fix any bugs in any software that is used in the 5150 for one year following the date of this Agreement.

12.  Remedies.

     12.1 Should VPTI fail to make any payment under paragraph 4 or paragraph 7 hereunder when due, FEP shall be entitled to terminate the licenses granted under paragraph 3 herein and to terminate its sale of chips to VPTI under paragraph 7 herein on written notice to VPTI and VPTI's failure to cure within fifteen (15) business days thereafter. Should VPTI materially breach any provision of this Agreement, FEP shall be entitled to terminate the licenses granted under paragraph 3 and to terminate its sale of chips to VPTI under paragraph 7 herein on written notice to VPTI and VPTI's failure to cure within fifteen (15) business days thereafter. Any material breach of the Purchase
          Agreement or any document ancillary thereto shall constitute a material breach of the provisions of this Agreement.

     12.2 FEP shall be entitled to enforce rights in the Patent. FEP agrees that is shall use its best efforts to ensure that VPTI shall not be named as a party in any suit or other proceeding in which FEP seeks to enforce the Patent or to reimburse VPTI and, if such best efforts fail and VPTI is named as a party, to indemnify VPTI and hold VPTI harmless, from and against any and all liabilities, claims, losses, expenses, damages, and the like (including reasonable attorneys' fees, costs, and expenses in connection therewith) arising in any way out of such suit or proceeding.

     12.3 Each party agrees not to assert or contend that any provision of this Agreement is invalid or unenforceable.

     12.4 All remedies hereunder are cumulative to and not in substitution for any remedies available under law.

13. Attribution. Where applicable, each party shall mark products produced hereunder with appropriate property rights attribution, specifically, "U.S. Patent 5,602,963"

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14.  Notices.  Notices  hereunder  may be  given  by fax  or by  overnight  mail addressed to the following:

         TO FEP: Gregory J. Winsky, Senior Vice President Franklin Electronic Publishers, Inc.
                           One Franklin Plaza
                           Burlington, New Jersey 08016-4907
                           FAX:  609-387-2666

         TO VPTI: Mitchell Rubin, Chief Financial Officer Voice Powered Technology International
                           18425 Burbank Blvd. - Suite 508
                           Tarzana, Cal. 91356
                           FAX:  818-757-1109

15. Business Relationship. Nothing herein contained shall constitute a partnership, a joint venture between the parties. Neither party shall have a right or authority to bind or obligate the other party in any manner whatsoever, and shall not expressly incur any liability or obligation on behalf of the other.

16. Confidentiality The terms of this Agreement shall remain held in confidence by the parties. Should any disclosure in connection with this Agreement be required by law, each of the parties hereto agree to use its best efforts to keep confidential the terms of this Agreement. The parties agree that no press release shall be issued in connection with this Agreement except as in the form of the joint press release attached hereto as Exhibit D.

17. Severability. In the event that any provision of this Agreement shall be held to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability shall not affect in any respect whatsoever the legality, validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

18. General. Without further consideration, each of the parties hereto shall, at the request of the other, from time to time, make, execute and deliver or cause to be made, executed and delivered, any and all such further documents, instruments, agreements, and assurances, and take all such other actions as may be reasonably necessary or proper to carry out the terms and intend of this Agreement, and any amendments or addendums thereto. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors, and permitted assigns. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without respect to its conflicts principles. The parties agree that any dispute hereunder shall be subject to the jurisdiction of courts sitting in New Jersey and each party agrees to service of process by mail in such regard. FEP shall have the right to assign or transfer FEP's rights, claims, interests, and the like under

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     this Agreement  without the prior consent or approval of VPTI. All headings are provided for reference only and do not define or limit the scope of the paragraph provided therein. All recitals contained in paragraphs under section entitled Background are made part of this Agreement by this reference as if repeated herein in their entirety. This Agreement contains the entire Agreement concerning the subject matter hereof. All prior or contemporaneous understandings, representations or agreements among the parties with respect to the subject matter hereof are superseded hereby. This Agreement may be amended only in writing, signed by the party against whom enforcement is sought.


INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto have executed this Assignment on the dates set forth below.

                                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.

                                  By:      /s/  Mitchell Rubin

                                  Its:     President

                                  Date:    May 21, 1997



                                  FRANKLIN ELECTRONIC PUBLISHERS, INC.


                                  By:      /s/ Gregory J. Winsky
                                           Gregory J. Winsky
                                           Senior Vice President

                                  Date:    May 21, 1997